Exhibit 10.18

InSight Health Corp.
26250 Enterprise Court Suite 100 Lake Forest, CA 92630-8405 Telephone - 949.282.6000 Facsimile - 949.452.0253

October 28, 2008

PERSONAL AND CONFIDENTIAL

Marilyn U. MacNiven-Young

517 1/2 Marigold

Corona Del Mar, CA 92625

Re:  Amendment to Separation Agreement

Dear Marilyn:

This Amendment to Separation Agreement (“Amendment”) sets forth the terms and conditions of your agreement to be available to perform consulting services for InSight Health Services Holdings Corp. (“InSight” or “Company”) following the end of your employment with the Company and InSight Health Services Corp. (“IHSC”), in each case effective October 31, 2008.  This Amendment amends and supplements the Separation Agreement dated May 25, 2008 among you, the Company and IHSC (“Separation Agreement”).  Other than as reflected in this Amendment, all other terms and conditions of the Separation Agreement remain the same.  As the General Counsel of the Company, you performed valuable services for the Company for more than seventeen (17) years and possess certain knowledge about the Company and its affairs that will be of value to the Company following the end of your employment.

In consideration of the mutual covenants and promises made in this Amendment, you and InSight agree as follows:

Consulting Services.  Effective as of November 1, 2008, the Company will engage you as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and you hereby accept such engagement, commencing as of November 1, 2008.  The engagement as a consultant shall be through September 30, 2009, in other words through the filing of the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2009 and the completion of the proxy materials for the Company’s 2009 annual meeting of stockholders ( “Consulting Period”).  You shall not have any authority to bind or act on behalf of the Company in your capacity as a consultant.  During the Consulting Period, you shall be available to render such consulting services to the Company in connection with the Company’s business as may be reasonably requested by the Board of Directors to ensure a smooth transition for the Company following your resignation.

MacNiven-Young.Amendment to Separation Agreement

Retainer/Consulting Payments.  In consideration for your signing this Amendment and agreeing to the terms and conditions hereof, InSight agrees to pay you a retainer to ensure your continuing availability to the Company through the Consulting Period in an amount equal to $26,855 each month, without withholding or deduction (“Retainer Payments”), and an additional amount equal to $800 per hour for each hour of consulting services provided by you to the Company at the Company’s request (“Consulting Payments”) (such Retainer Payments and Consulting Payments are collectively referred to herein as the “Consulting Payments”).  The Consulting Payments will be sent to your home address as set forth above on this Amendment.  Retainer Payments will be paid in advance, with the first payment being made on November 1, 2008 and continuing through September 1, 2009.  Consulting Payments will be paid within 30 days of receipt of an invoice from you reflecting the number of hours of consulting services.  Notwithstanding the foregoing, in the event that you breach any of the terms and conditions of this Amendment or the Separation Agreement, you shall no longer be entitled to receive any Consulting Payments following the date of such breach until such time as you have cured such breach, if it is capable of being cured.  The amounts payable pursuant to this paragraph shall not be reduced by the amount of any other compensation or income you may receive from other full-time employment or any other source during the Consulting Period.  The Company shall reimburse you for all reasonable expenses incurred by you directly as a result of and in the course of performing consulting services under this Amendment, and which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.  For the avoidance of doubt, the Consulting Payments shall replace and be in lieu of any Separation Payments you were otherwise to receive under the Separation Agreement.

Tax Returns.  You shall file all tax returns and reports required to be filed by you on the basis that while serving as a consultant from November 1, 2008 through September 30, 2009, you are an independent contractor, rather than an employee, as defined in Treasury Regulation §31.3121(d)-1(c)(2), and you shall indemnify the Company for the amount of any employment taxes paid by the Company as the result of you not paying employment taxes from the Consulting Payments.  You shall be solely responsible for all taxes, including federal, state and local income taxes, FICA, FUTA or similar taxes that may result from you performing consulting services to the Company pursuant to this Amendment.

Consideration Period.  You have until 5:00 p.m. on November 19, 2008, or twenty-one (21)  days from receipt of this Amendment to consider it.  InSight hereby advises you to consult with an attorney before signing this Amendment.

Revocation Period.  For a period of seven (7) days following the signing of this Amendment, you may revoke this Amendment.  This Amendment does not become effective or enforceable until the revocation period has expired without you exercising your option to revoke.

Please acknowledge your understanding and acceptance of this Amendment by signing this Amendment below and returning it to me no later than 5:00 p.m. on November 19, 2008, or on the twenty-first (21st) day from the day you receive this Amendment.  An extra copy of this Amendment has been signed by me and is enclosed for your records.

Sincerely,

/s/ Louis E. Hallman, III
Louis E. Hallman, III
President and Chief Executive Officer
InSight Health Services Corp. and
InSight Health Services Holdings Corp.

Enclosures

ACKNOWLEDGED AND AGREED:

Dated: October 29, 2008.	/s/ Marilyn U. MacNiven-Young
Marilyn U. MacNiven-Young